EXHIBIT 10.1

GENERAL RELEASE AGREEMENT

This GENERAL RELEASE AGREEMENT (this “Agreement”) is entered into between QLogic Corporation (the “Company”) and Prasad Rampalli (“Executive”) on September 3, 2015.  It will become effective as described in Section 6 below.

WHEREAS, Executive was the President and Chief Executive Officer of the Company and a member of the Company’s Board of Directors, and

WHEREAS, Executive has resigned his positions with the Company and as a member of the Board of Directors of the Company effective as of August 20, 2015, and

WHEREAS, the parties desire to document their respective agreements regarding Executive’s separation from service with the Company,

The parties now agree as follows:

1. Employment Termination Date.  The parties agree and acknowledge that Executive’s employment with the Company terminated on August 20, 2015 (the “Termination Date”). Executive acknowledges that Company has paid him his accrued but unpaid salary through the Termination Date, together with payment for his accrued but unused personal time off (less applicable withholding).

2. Payments and Benefits.  Upon the effectiveness of this Agreement, Executive shall be entitled to the following payments and benefits:

(a) Within 10 days after the date that this Agreement shall have first become effective as described in Section 6 below, the Company shall pay to Executive a lump sum amount equal to $1,260,000.00 (less applicable withholding).

(b) Effective as of the date that this Agreement shall have first become effective as described in Section 6 below, with respect to certain restricted stock units that he was granted pursuant to the terms of the Company’s 2005 Performance Incentive Plan, Executive shall receive accelerated vesting (provided that this Agreement shall have first become effective as described in Section 6 below) for certain restricted stock unit awards, resulting in a number of vested restricted stock units equal in the aggregate to 39,654 shares (to be settled promptly on a “net issuance” basis with shares withheld to cover applicable minimum withholding taxes).

(c) Company will reimburse Executive for amounts due to pay the monthly COBRA payments necessary to continue medical benefits for him and his dependents. The Company’s obligation to make any payment pursuant to this clause (c) shall cease upon the first to occur of (a) the 12-month anniversary of the Termination Date; (b) the Executive’s death; (c) the date the Executive becomes eligible for coverage under the health plan of a future employer; or (d) the date the Company or its affiliates ceases to offer any group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to the Executive. The period of Company reimbursed medical benefits shall be part of the 18 months of continued coverage available to Executive under Section 601 et. seq. of the Employee Retirement Income Security Act of 1974, as amended (commonly called "COBRA coverage").  Following the expiration of the Company reimbursed coverage, Executive may continue COBRA coverage for the remainder of the 18-month period at his expense.

(d) Notwithstanding anything to the contrary in that certain Offer Letter, dated December 3, 2013 (the “Offer Letter”), between the parties, Company hereby forgives in its entirety (provided that this Agreement shall have first become effective as described in Section 6 below) the outstanding advance for relocation assistance provided by the Company to Executive.

3. Release.  Executive, on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue the Company, its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, shareholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, equity-based awards and/or dividend equivalents thereon, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this Agreement, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the California Fair Employment and Housing Act, or the California Family Rights Act, or any other federal, state or local law, regulation or ordinance (collectively, the “Claims”); provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) this Agreement, (2)  the Change in Control Severance Agreement, dated February 3, 2014 (which shall remain in full force and effect pursuant to its terms), and (3) the Indemnification Agreement, dated February 3, 2014 (which shall remain in full force and effect pursuant to its terms).  In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law.  Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

Notwithstanding anything contained above to the contrary, Executive shall not be required to release any rights he has to benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; rights under COBRA; rights to receipt of benefits otherwise due him under the Company’s 401(k) plan (if any); rights to be indemnified or to have expenses paid and/or advanced to him in connection with any claims against him as to which he has been (or may be) indemnified by the Company under its charter documents, state corporate or other similar or applicable law, any indemnification agreement or other indemnification arrangement with the Company during his tenure as an officer or director of the Company, or under any Company insurance policy providing such coverage.

4. Acknowledgement of Payment of Wages.  Executive acknowledges that he has received all amounts owed for his regular and usual salary (including, but not limited to, any bonus or other wages), and usual benefits through the date of execution of this Agreement.

5. Waiver of Civil Code Section 1542.  This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified.  Accordingly, Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code as to the Claims.  Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO A CLAIM WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Executive acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms.  Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

6. ADEA Waiver.  Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Agreement.  Executive further expressly acknowledges and agrees that:

(a) In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Agreement;

(b) He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(c) He was given a copy of this Agreement on August 28, 2015 and informed that he had twenty-one (21) days within which to consider this Agreement and that if he wished to execute this Agreement prior to expiration of such 21-day period, he should execute the Acknowledgement and Waiver attached hereto as Exhibit A-1;

(d) Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

(e) He was informed that he has seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time.  Any revocation must be in writing and must be received by the Company (Attention: General Counsel) during the seven-day revocation period.  In the event that Executive exercises his right of revocation, neither the Company nor Executive will have any obligations under this Agreement, including without limitation the obligations of the Company described in Section 2(b) through 2(e) above to make payments or provide benefits to Executive.  The “Effective Date” of this Agreement shall be the day immediately following the last day of the revocation period described above.

7. No Transferred Claims.  Executive represents and warrants to the Company that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

8. Miscellaneous.  The following provisions shall apply for purposes of this Agreement:

(a) Number and Gender.  Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

(b) Section Headings.  The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

(c) Governing Law.  This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

(d) Severability.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

(e) Modifications.  This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

(f) Waiver.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(g) Arbitration.  Any controversy arising out of or relating to this Agreement shall be submitted to arbitration in accordance with the arbitration provisions of the Change in Control Agreement.

(h) Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

(i) Entire Agreement.  Except as expressly set forth herein, this Agreement embodies the entire agreement of the parties respecting the matters addressed herein, including the parties’ obligations to each other in connection termination of their employment relationship and following the Termination Date.  This Agreement supersedes all prior and contemporaneous agreements of the parties, including the Offer Letter, that directly or indirectly bear on the subject matter hereof.

(j) Assignment.  In the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties and obligations of the Company hereunder.  Executive may not transfer his rights and obligations under this Agreement; provided however that in the event of his death, his heirs shall be entitled to receive any payments and benefits otherwise owed to him hereunder.

(k) Advice of Counsel.  Executive acknowledges that he has been advised by independent counsel in connection with this Agreement, and that he is relying on his own counsel (and not the Company or its counsel) for legal and tax advice in connection with his decision to enter into this Agreement.

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The undersigned have read and understand the consequences of this Agreement and voluntarily sign it.  The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this 3rd day of September 2015, at Orange County, California.

“Executive”

/s/ Prasad Rampalli
Prasad Rampalli

QLOGIC CORPORATION

By:	/s/ Christine King
Christine King
Executive Chairman

EXHIBIT A-1

ACKNOWLEDGMENT AND WAIVER

I, Prasad Rampalli, hereby acknowledge that I was given 21 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this 3rd day of September 2015, at Orange County, California.

/s/ Prasad Rampalli
Prasad Rampalli